UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2025

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41488	82-5089826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Professional Drive, Suite 260

Gaithersburg, MD 20879

(Address of principal executive offices) (Zip Code)

(240) 430-4212

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.00001 per share	SHPH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On November 3, 2025, Shuttle Pharmaceuticals Holdings, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with the purchaser named therein (the “Purchaser”), pursuant to which the Company agreed to issue and sell to the Purchaser in a private placement transaction (the “Offering”) a pre-funded warrant (the “Pre-Funded Warrant”) to purchase up to 625,156 shares of common stock of the Company, par value $0.00001 per share (the “Common Stock”) for aggregate gross proceeds of approximately $2.5 million, before deducting placement agent fees to WestPark Capital, Inc. (the “Placement Agent”) and offering expenses payable by the Company. The Offering closed on November 4, 2025.

The Pre-Funded Warrant has an exercise price of $0.001 per share of Common Stock, subject to proportional adjustments in the event of stock splits or combinations or similar events, is immediately exercisable on the date of issuance and remains exercisable until exercised in full. The holder of the Pre-Funded Warrant may not exercise the Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. The holder of the Pre-Funded Warrant may increase or decrease such percentage not in excess of 9.99%, and in the case of an increase, by providing at least 61 days’ prior notice to the Company.

Pursuant to the Purchase Agreement, the Company agreed to file a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) on or before the date that is fifteen (15) days after the date of the Purchase Agreement for purposes of registering the resale of the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrant and to have such Registration Statement declared effective on or before the date that is forty-five (45) days after the date of the Purchase Agreement (or seventy-five (75) days if the SEC determines to review the Registration Statement).

The issuance and sale of the Pre-Funded Warrant was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Pre-Funded Warrant was issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder for transactions not involving a public offering.

Pursuant to the Purchase Agreement, the Company has agreed not to issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents, or file any registration statement or any amendment or supplement thereto, other than as contemplated by the Purchase Agreement, from the date of the closing of the Offering and for a period of fifteen (15) days thereafter.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, and indemnification obligations of the Company and the Purchaser, and other obligations of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such Purchase Agreement and are made as of specific dates; are solely for the benefit of the parties (except as specifically set forth therein); may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Purchase Agreement, instead of establishing matters as facts; and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to investors generally. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company.

Placement Agency Agreement

The Company entered into a Placement Agency Agreement with the Placement Agent, dated November 3, 2025, pursuant to which the Placement Agent agreed to act as the exclusive placement agent for the Company in connection with the Offering (the “Placement Agency Agreement”). Pursuant to the Placement Agency Agreement, the Company paid the Placement Agent a cash fee of 4% of the gross proceeds from the Offering.

The Placement Agency Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties, and termination provisions.

Item 3.02. Unregistered Sales of Equity Securities.

The information under Item 1.01 of this Current Report on Form 8-K related to the Pre-Funded Warrant is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Form of Pre-Funded Warrant
10.1	Form of Securities Purchase Agreement, dated as of November 3, 2025, between Shuttle Pharmaceuticals Holdings, Inc. and the Purchaser (as defined therein)
10.2	Placement Agency Agreement, dated November 3, 2025, between Shuttle Pharmaceuticals Holdings, Inc. and WestPark Capital, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

Date: November 7, 2025	By:	/s/ Christopher Cooper
Christopher Cooper
Interim Chief Executive Officer